Federal Home Loan Bank of Des Moines
announcement

November 10, 2016

FHLB Des Moines Approves Third Quarter 2016 Dividend

The FHLB Des Moines (the Bank) Board of Directors (the Board) has approved a third quarter 2016 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.75 percent. Dividend payments totaling $41 million are expected to be paid on November 14, 2016.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding was 3.03 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the third quarter.

Earlier today the Bank filed its Third Quarter 2016 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the third quarter was provided in a Form 8-K earnings release filed with the SEC on October 27, 2016. These filings are available at www.fhlbdm.com or www.sec.gov.